                                                                   EXHIBIT 99.2


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Molecular Biosystems, Inc.:

    We have audited the accompanying consolidated balance sheets of Molecular Biosystems, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Molecular Biosystems, Inc. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
May 10, 2000

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              MARCH 31,   MARCH 31,
                                                                1999        2000
                                                              ---------   ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $   1,056   $   1,756
  Marketable securities, available-for-sale (Note 4)........     16,982      10,287
  Accounts and notes receivable.............................      2,320       1,820
  Inventories...............................................        748         203
  Prepaid expenses and other assets.........................        425         204
                                                              ---------   ---------
    Total current assets....................................     21,531      14,270
                                                              ---------   ---------
Property and equipment, at cost:
  Building and improvements.................................     11,113      11,226
  Equipment, furniture and fixtures.........................      2,893       2,930
  Construction in progress..................................        930          --
                                                              ---------   ---------
                                                                 14,936      14,156
  Less: Accumulated depreciation and amortization...........      6,672       7,572
                                                              ---------   ---------
    Total property and equipment............................      8,264       6,584
                                                              ---------   ---------
  Other assets, net.........................................      2,054       1,790
                                                              ---------   ---------
                                                              $  31,849   $  22,644
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   1,278   $   1,285
  Accounts payable and accrued liabilities (Notes 1, 2 and
    7)......................................................      7,395       7,218
  Compensation accruals (Note 2)............................      2,165       1,943
                                                              ---------   ---------
    Total current liabilities...............................     10,838      10,446
                                                              ---------   ---------
Long-term debt, net of current portion (Note 6):............      4,804       3,529
                                                              ---------   ---------
Commitments and contingencies (Note 7):

Stockholders' equity (Note 8):
  Common Stock, $.01 par value, 40,000,000 shares
    authorized, 18,580,745 and 18,858,789 shares issued and
    outstanding, respectively...............................        186         186
  Additional paid-in capital................................    134,347     134,388
  Accumulated deficit.......................................   (117,969)   (125,537)
  Unrealized loss on available-for-sale securities..........          6          11
  Less 40,470 and 42,298 shares of treasury stock, at cost,
    respectively............................................       (363)       (379)
                                                              ---------   ---------
    Total stockholders' equity..............................     16,207       8,669
                                                              ---------   ---------
                                                              $  31,849   $  22,644
                                                              =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               FISCAL YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Revenues (Note 9):
  Revenues under collaborative agreements...................  $  5,095   $  5,498   $ 3,000
  Milestone payments........................................        --         --     4,000
  Product and royalty revenues..............................     1,151      4,083     1,525
                                                              --------   --------   -------
                                                                 6,246      9,581     8,525
                                                              --------   --------   -------
Operating expenses:
  Research and development costs (Note 9)...................    11,078      9,083     4,261
  Costs of products sold....................................     5,791      7,840      (107)
  Selling, general and administrative expenses..............    11,912     14,191    10,166
  Cost reduction measures (Note 2):
    Asset disposals.........................................        --      3,143        --
    Severance costs.........................................        --      2,328     1,653
    Technology transfer.....................................        --        265        --
    Exit costs..............................................        --        384        --
                                                              --------   --------   -------
                                                                28,781     37,234    15,973
                                                              --------   --------   -------
  Loss from operations......................................   (22,535)   (27,653)   (7,448)

Gain on disposal of assets held for sale (Note 10)..........        --      6,993        --
Interest expense............................................      (721)      (574)     (447)
Interest income.............................................     1,996      1,394       727
                                                              --------   --------   -------
Loss before income taxes....................................   (21,260)   (19,840)   (7,168)
Foreign income tax provision................................        --     (1,400)     (400)
                                                              --------   --------   -------
    Net Loss................................................  $(21,260)  $(21,240)  $(7,568)
                                                              ========   ========   =======
Loss per common share--basic and diluted....................  $  (1.19)  $  (1.14)  $ (0.40)
                                                              ========   ========   =======
Weighted average common shares outstanding..................    17,793     18,564    18,749
                                                              ========   ========   =======

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                             ACCUMULATED
                                 COMMON STOCK        ADDITIONAL                                 OTHER
                             ---------------------    PAID-IN     ACCUMULATED    TREASURY   COMPREHENSIVE
                               SHARES      AMOUNT     CAPITAL       DEFICIT       STOCK         INCOME        TOTAL
                             ----------   --------   ----------   ------------   --------   --------------   --------
Balance at March 31,
  1997.....................  17,745,897     $177      $127,483     $ (75,469)     $(363)         $(82)       $ 51,746
  Comprehensive Loss
    Net loss...............          --       --            --       (21,260)        --            --         (21,260)
    Unrealized loss on
      available-for-sale
      securities...........          --       --            --            --         --            15              15
  Exercise of stock
    options................     100,340        1           662            --         --            --             663
                             ----------     ----      --------     ---------      -----          ----        --------
Balance at March 31,
  1998.....................  17,846,237      178       128,145       (96,729)      (363)          (67)         31,164
  Comprehensive Loss
    Net loss...............          --       --            --       (21,240)        --            --         (21,240)
    Unrealized gain on
      available-for-sale
      securities...........          --       --            --            --         --            73              73
  Sale of common stock to
    Chugai.................     691,883        7         5,922            --         --            --           5,929
  Exercise of stock
    options................      42,625        1           280            --         --            --             281
                             ----------     ----      --------     ---------      -----          ----        --------
Balance at March 31,
  1999.....................  18,580,745      186       134,347      (117,969)      (363)            6          16,207
  Comprehensive Loss
    Net loss...............          --       --            --        (7,568)        --            --          (7,568)
    Unrealized gain on
      available-for-sale
      securities...........          --       --            --            --         --             5               5
  Purchase of treasury
    stock..................      (1,828)      --            --            --        (16)           --             (16)
  Issuance of stock
    grants.................     279,872       --            --            --         --            --
  Options issued in lieu of
    salary.................          --       --            41            --         --            --              41
                             ----------     ----      --------     ---------      -----          ----        --------
Balance at March 31,
  2000.....................  18,858,789     $186      $134,388     $(125,537)     $(379)         $ 11        $  8,669
                             ==========     ====      ========     =========      =====          ====        ========


                             COMPREHENSIVE
                                  LOSS
                             --------------
Balance at March 31,
  1997.....................
  Comprehensive Loss
    Net loss...............     $(21,260)
    Unrealized loss on
      available-for-sale
      securities...........           15
  Exercise of stock
    options................
                                --------
Balance at March 31,
  1998.....................      (21,245)
                                ========
  Comprehensive Loss
    Net loss...............      (21,240)
    Unrealized gain on
      available-for-sale
      securities...........           73
  Sale of common stock to
    Chugai.................
  Exercise of stock
    options................
                                --------
Balance at March 31,
  1999.....................      (21,167)
                                ========
  Comprehensive Loss
    Net loss...............       (7,568)
    Unrealized gain on
      available-for-sale
      securities...........            5
  Purchase of treasury
    stock..................           --
  Issuance of stock
    grants.................
  Options issued in lieu of
    salary.................           --
                                --------
Balance at March 31,
  2000.....................     $ (7,563)
                                ========

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               FISCAL YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(21,260)  $(21,240)  $ (7,568)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     1,085      1,915      1,126
    Disposals/write-downs of tangible and intangible
      property..............................................        20      3,092        466
    Gain on sale of former Shionogi territory license
      rights................................................        --     (6,993)        --
    Premium received on Chugai Investment...................        --     (2,371)        --
    Changes in operating assets and liabilities:
      Receivables...........................................      (702)    (1,171)       500
      Inventories...........................................    (1,560)     1,154        545
      Prepaid expenses and other assets.....................       (45)       326        221
      Accounts payable and accrued liabilities..............     2,814        397      1,407
      Deferred contract revenue.............................     1,575     (1,575)        --
      Compensation accruals.................................       614        (62)      (222)
                                                              --------   --------   --------
            Cash used in operating activities...............   (17,459)   (26,528)    (3,525)
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (1,387)      (791)       (13)
  Proceeds from sale of property and equipment..............        --         42         17
  Write off of patents and license rights...................        17         --         --
  Additions to patents and license rights...................       (32)       (30)        --
  Purchase of license rights from Shionogi..................    (2,000)    (2,000)    (1,500)
  Proceeds from sale of territorial license rights..........        --     15,493         --
  Decrease in other assets..................................        37        132        264
  Purchases of marketable securities........................   (25,566)   (42,988)   (22,447)
  Maturities of marketable securities.......................    46,135     49,353     29,147
                                                              --------   --------   --------
            Cash provided by investing activities...........    17,204     19,211      5,468
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from sale/leaseback transaction..................     1,331         --         --
  Net proceeds from sale of common stock to Chugai..........        --      8,300         --
  Net proceeds from issuance of Common Stock................       663        281         --
  Purchase of treasury stock................................        --         --        (16)
  Increase in additional paid in capital....................        --         --         41
  Principal payments on long-term debt......................    (1,262)    (1,272)    (1,268)
                                                              --------   --------   --------
            Cash provided by (used in) financing
              activities....................................       732      7,309     (1,243)
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............       477         (8)       700
Cash and cash equivalents, beginning of year................       587      1,064      1,056
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $  1,064   $  1,056   $  1,756
                                                              ========   ========   ========
Supplemental cash flow disclosures:
  Interest income received..................................  $  2,101   $  1,744   $  1,039
                                                              ========   ========   ========
  Interest paid.............................................  $    715   $    568   $    448
                                                              ========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS--

    Molecular Biosystems, Inc. ("MBI" or the "Company"), a Delaware corporation incorporated on April 14, 1980, is the developer of OPTISON-Registered Trademark-, the only U.S. Food and Drug Administration-approved intravenous ultrasound contrast agent. On May 8, 2000, the Company entered into a new agreement with Mallinckrodt, Inc. ("Mallinckrodt"), a global manufacturer of specialty medical products. The agreement known as "OPTISON Product Rights Agreement" ("OPRA") supersedes all previous agreements with Mallinckrodt and requires Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development, and manufacturing. MBI will receive an ongoing royalty of 5% of ultrasound contrast agents by Mallinckrodt and its partner, Nycomed. Mallinckrodt's territory is world wide, excluding Japan, South Korea and Taiwan. In addition, MBI will pay Mallinckrodt a total of seven million dollars as part of the intellectual property settlement. Chugai Pharmaceuticals, a pharmaceutical company in Japan, is MBI's OPTISON partner for Japan, South Korea and Taiwan. MBI receives a 28% royalty on product sales from Chugai plus certain milestone payments and has no manufacturing or clinical development responsibilities.

    The restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies.

    The Company's annual continuing operations have been unprofitable since 1992. The Company plans to use its existing cash and future cash flows from royalties and milestone payments to pursue alliances and business development opportunities in the life sciences industry. The Company believes that operating losses may occur for at least the next several years. The magnitude of the losses and the time required by the Company to achieve profitability are highly dependent on the market acceptance of OPTISON and other future alliances and investment opportunities and are therefore uncertain. The Company anticipates that its cash and marketable securities on hand and future cash flows will enable the Company to fund its operations and obligations, including the amounts owed to Mallinckrodt pursuant to OPRA, for at least the next fifteen months.

PRINCIPLES OF CONSOLIDATION--

    The Consolidated Financial Statements include the accounts of Molecular Biosystems, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    Certain amounts in the prior years' financial statements and notes have been reclassified to conform with the current year presentation.

USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT COSTS--

    All research and development costs and related special purpose equipment costs are charged to expense as incurred.

REVENUES UNDER COLLABORATIVE AGREEMENTS--

    Revenues under collaborative agreements are the primary source of revenues for the Company. Milestone payments earned in connection with research activities performed under the terms of collaborative agreements are recognized on the achievement of certain milestones, some of which relate to obtaining regulatory approvals. Accordingly, the estimated dates of the milestone achievements are subject to revision based on periodic evaluations by the Company and its partners of the attainment of specified milestones, including the status of the regulatory approval process. Advance payments received in excess of amounts earned are classified as deferred contract revenues and the resulting revenues are recognized based on work performed at a predetermined rate or level of expense reimbursement.

    Additionally, under the terms of the Amended and Restated Distribution Agreement ("ARDA") entered into in September 1995, Mallinckrodt paid the Company $20.0 million over four years to further the development of OPTISON (the Company's second-generation product) and related products. These payments were made in 16 quarterly installments starting at $1.0 million for the first four quarters, $1.25 million for the following eight quarters and $1.5 million for the final four quarters. Pursuant to the agreement, half of each payment was designated for clinical development expenses and was recorded as deferred revenue until such expenses were incurred, and the remaining half of each payment was designated to fund ongoing research and development activities and was recognized as research was performed. As of March 31, 2000, these payments were completed.

REVENUE RECOGNITION FOR PRODUCT SOLD--

    For fiscal years 1998 and 1999, the Company recognized revenue when goods were shipped to its customer, Mallinckrodt. Under ARDA, the transfer price for the Company's sales of OPTISON to Mallinckrodt was equal to 40% of Mallinckrodt's average net sales price to its end users of the product for the immediately preceding quarter. Effective March 1, 1999, the agreement with Mallinckrodt was replaced by ARDA II. Under the terms of ARDA II, the Company received a 20% royalty from Mallinckrodt on product sales of OPTISON. Pursuant to ARDA II, the average net sales price to end users was calculated by dividing the net sales for the preceding quarter by the total number of units shipped to end users whether paid for or shipped as samples. Consistent with industry practice, the Company considered samples a marketing expense and as such the cost of samples is recorded as selling, general and administrative expense.

    Effective May 8, 2000, Mallinckrodt assumed full control of and responsibility for the manufacture of OPTISON pursuant to OPRA. See "Description of Business" above.

    The Company has not provided for potential uncollectible accounts, based on its collection history and credit worthiness of its one customer, Mallinckrodt.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES--

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred assets and liabilities for the expected future tax consequences of events that have been recognized differently in the Company's financial statements or tax returns. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

CASH EQUIVALENTS--

    Cash equivalents include marketable securities with original maturities of three months or less when acquired. The Company has not realized any losses on its cash equivalents.

MARKETABLE SECURITIES--

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's management has classified its investment securities as available-for-sale and records holding gains or losses as a separate component of stockholders' equity. The cost basis for determining realized gains and losses is based on specific identification.

CONCENTRATION OF CREDIT RISK--

    The Company invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

INVENTORIES--

    Inventories are stated at lower of cost (first-in, first-out) or market, and consist of the following major classes (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Raw materials and supplies..................................    $551       $203
Work in process.............................................      92         --
Finished goods..............................................     105         --
                                                                ----       ----
                                                                $748       $203
                                                                ====       ====

    Work in process and finished goods include the cost of materials, direct labor and manufacturing overhead.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT--

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives of five years for equipment, 31 years for buildings and improvements and lease term for leasehold improvements.

PATENTS AND LICENSE RIGHTS AND OTHER ASSETS--

    Patents and license rights are amortized on the straight-line method over their estimated useful lives of five to ten years. During fiscal year 1999, the Company reevaluated its patent estate and wrote off approximately $300,000 in capitalized patent and license rights that will no longer be used as a result of the discontinuation of certain products.

    In June 1989, the Company prepaid $2.0 million in royalties on the first $66.6 million of sales of ALBUNEX and OPTISON in the United States.

    Included in other assets at March 31, 2000 is approximately $1.5 million which is the portion of this prepayment that has not yet been expensed. OPRA obligates Mallinckrodt to assume financial responsibility for the licensing agreement related to this prepayment. Additionally, other assets at March 31, 1999 and 2000 include a real estate investment of $300,000 related to an employment agreement with one of the Company's officers.

IMPAIRMENT OF LONG-LIVED ASSETS--

    The Company complies with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. Fair value is determined by an evaluation of available price information at which assets could be bought or sold including quoted market prices, if available, or the present value of the estimated future discounted cash flows based on reasonable and supportable assumptions.

    During fiscal year 1999, the Company wrote off approximately $2.8 million of fixed assets that will no longer be used by the company as a result of restructuring and the discontinuation of certain projects. These assets principally relate to tenant improvements at the Company's research facility not transferable to other facilities. This facility was abandoned in fiscal 1999.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES--

    Accounts payable and accrued liabilities consist of the following major classes (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Accrued legal and professional fees.........................   $3,423     $6,432
License rights payable and related fees (Note 7)............    1,500        450
Restructuring accruals......................................      649         --
Accounts payable--trade.....................................    1,226         65
Other miscellaneous accruals................................      597        271
                                                               ------     ------
                                                               $7,395     $7,218
                                                               ======     ======

STOCK BASED COMPENSATION--

    The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly the Company accounts for its stock based compensation plans under the provisions of APB No. 25.

LOSS PER SHARE--

    Basic earnings per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if net income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options for the period. Potential common shares are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options. For the years ended March 31, 1998, 1999, and 2000, the diluted loss per share calculation excludes effects of 3,139,000, 3,855,000 and 3,884,000 outstanding stock options, respectively, as such inclusion would be anti-dilutive.

GEOGRAPHIC AND CUSTOMER INFORMATION--

    The Company derived all of its product revenues from sales in the United States to its sole customer Mallinckrodt. The Company operates out of one factory in San Diego, California, has one product that is an ultrasound imaging agent and is managed on an aggregate basis. Based on the above factors, the Company has determined that it operates in one reportable segment.

SALES OF ASSETS--

    During 2000 and 1999, the Company sold certain fully depreciated equipment. These sales resulted in gains of $17,000 and $42,000, respectively, which have been reflected in the accompanying statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS--

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable and accrued liabilities approximate their fair values due to their short-term

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) nature. The Company's long term debts approximate fair value as they carry a variable market rate of interest. Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

NEW ACCOUNTING STANDARDS--

    In 1999, the Company adopted the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal use" ("SOP 98-1"). This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software as well as assists in determining when computer software is for internal use. The adoption had no material impact on the Company's financial statements or related disclosure thereto.

    In 1998, the Company adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). This Statement provides guidance on the financial reporting of start-up and organization costs and requires that such costs of start-up activities be expensed as incurred. The adoption had no material impact on the Company's Financial Statements or Related Disclosure thereto.

    In December 1999, the Securities and Exchange Commission issued the Staff Accounting Bulletin No. 101-Revenue Recognition in Financial Statements (SAB
101). The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. The Company has performed an evaluation of SAB 101 and believes that its revenue recognition policies are in conformity with the provisions of SAB 101.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement was amended by SFAS No. 137 which refers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is effective for the Company's first quarter in the fiscal year beginning April 1, 2001 and is not expected to have a material effect on the Company's financial position or results of operations.

2.  COST REDUCTION MEASURES

    On November 10, 1998, as a result of the slower than planned ramp up of OPTISON sales, the Company announced the initiation of a multi-phase program to reduce expenses and preserve capital. The initial phase was a reduction principally in administrative, development and support staff. Phase II was the out-sourcing of the product packaging operations. The initial phase of cost reduction affected approximately 40 employees of the Company's 140-person workforce. The next reduction in force, in April 1999, affected an additional 26 employees. In addition, attrition since November 1998 further reduced the workforce to approximately 56 employees. On March 30, 2000, the Company announced plans to restructure and reduce its workforce by another 33 employees. Effective May 8, 2000, an additional 20 employees involved with the manufacture of OPTISON were transferred to Mallinckrodt

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

2.  COST REDUCTION MEASURES (CONTINUED)
as part of its takeover of the OPTISON manufacturing pursuant to OPRA. All employees expected to be terminated as a result of this program were notified of such termination and their estimated severance benefits were accrued.

    For the fiscal year ended March 31, 2000, the impact of the cost reduction measures on the Company's financial statements included $1.7 million in accrued severance costs and a write-off of $700,000 in fixed assets through accelerated depreciation.

    For the fiscal year ended March 31, 1999, the impact of the cost reduction measures included $3.1 million in asset disposals, $2.3 million in severance costs, $265,000 in costs related to technology transfer and $384,000 in exit costs. In addition, $1.1 million of inventories were expensed through cost of sales, and $1.2 million in fixed assets were written off through accelerated depreciation.

    A summary of the $8.4 million cost reduction measures charge reflected in the accompanying statements of operations for the year ended March 31, 1999 is as follows:

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
Non cash charges:
  Accelerated depreciation, recorded prospectively in
    operations, resulting from a change in estimates of the
    useful lives of manufacturing assets....................       $1.2
  Write off of abandoned fixed assets ($2.8) and other
    capitalized assets ($0.3)...............................        3.1
  Inventory disposed of.....................................        1.1
                                                                   ----
                                                                   $5.4
                                                                   ====
Cash charges:
  Severance.................................................        2.3
  Exit costs................................................         .4
  Technology transfer.......................................         .3
                                                                   ----
                                                                   $3.0
                                                                   ----
Less amounts paid through March 31, 1999:
  Severance.................................................        1.0
  All other.................................................         --
                                                                   ----
Accrued at March 31, 1999...................................       $2.0
                                                                   ====

    At March 31, 1999, $1.3 million of the cost reduction accrual was included in compensation accruals and the remaining $0.7 million was included in accounts payable and accrued liabilities in the accompanying balance sheet.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

2.  COST REDUCTION MEASURES (CONTINUED)
    A summary of the fiscal year 2000 activity related to the accrual for cost reduction measures is provided below:

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
Accrued at March 31, 1999...................................      $ 2.0
  Severance paid............................................       (1.3)
  Additional severance accrued..............................        1.7
  Exit costs................................................       (0.4)
  Technology transfer.......................................       (0.3)
                                                                  -----
Accrued at March 31, 2000...................................      $ 1.7
                                                                  =====

    At March 31, 2000, the $1.7 million cost reduction accrual was included in compensation accruals in the accompanying balance sheet.

3.  THE CHUGAI AGREEMENT

    In April, 1998, the Company entered into a cooperative development and marketing agreement with Chugai Pharmaceutical Co., Ltd. ("Chugai") of Japan. The parties entered into this strategic alliance which covers Japan, Taiwan and South Korea, to develop OPTISON (which may be marketed under a different name), as well as related products. The Company granted Chugai an exclusive license to develop, manufacture, and market these products in the subject territory, for which the Company received $14.0 million (See Note 10) in fiscal year 1999. With respect to licensed products manufactured by Chugai, Chugai will pay the Company a royalty on net sales. For licensed products manufactured by the Company, the Company will receive royalties on net sales, the amount of which will depend upon the sales volume, in addition to a transfer price based on average net sales per unit from the previous quarter. The Company has satisfied all existing contractual obligations related to the license granted to Chugai.

    Additionally, Chugai purchased 691,883 shares of the Company's common stock at a premium of 40% over the then-prevailing market price. This premium was equal to $2.4 million and is included in "Gain on disposal of asset" (See Note
10) in the first quarter of fiscal year 1999. The equity investment was valued at $8.3 million. The Company is also eligible to receive milestone payments of up to $20.0 million based on Chugai's achievement of certain Japanese product development and regulatory goals. As of March 31, 2000, the Company has received $4 million in milestone payments from Chugai.

4.  MARKETABLE SECURITIES

    Investments are recorded at estimated fair market value, and consist primarily of treasury securities, government agency securities and corporate obligations. The Company has classified all of its

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

4.  MARKETABLE SECURITIES (CONTINUED)
investments as available-for-sale securities. The following table summarizes available-for-sale securities at March 31, 2000 (in thousands):

                                      COST NET OF
                                       PREMIUMS/      GROSS         GROSS      ESTIMATED
                                       DISCOUNTS    UNREALIZED   UNREALIZED      FAIR
                                       AMORTIZED      GAINS        LOSSES        VALUE
                                      -----------   ----------   -----------   ---------
Money market........................    $ 3,304         $--      $       --     $ 3,304
Certificate of Deposit..............      3,000          --              --       3,000
Corporate obligations...............      3,972          11              --       3,983
                                        -------         ---      -----------    -------
Marketable securities
  available-for-sale................    $10,276         $11      $       --     $10,287
                                        =======         ===      ===========    =======

    The following table summarizes available-for-sale securities at March 31, 1999 (in thousands):

                                      COST NET OF
                                       PREMIUMS/       GROSS         GROSS      ESTIMATED
                                       DISCOUNTS    UNREALIZED    UNREALIZED      FAIR
                                       AMORTIZED       GAINS        LOSSES        VALUE
                                      -----------   -----------   -----------   ---------
Money market........................    $ 2,682     $       --    $       --     $ 2,682
Certificate of Deposit..............      3,000             --            --       3,000
U.S. treasury securities and
  obligations of U.S. government
  agencies..........................      1,500             --            --       1,500
Corporate obligations...............      9,794              6            --       9,800
                                        -------     -----------   -----------    -------
Marketable securities
  available-for-sale................    $16,976     $        6    $       --     $16,982
                                        =======     ===========   ===========    =======

    There were no gross realized gains or losses on sales of available-for-sale securities for the years ended March 31, 2000, 1999 or 1998.

    The amortized cost and estimated fair value of debt and marketable securities at March 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties (in thousands):

                                                          COST LESS
                                                          PREMIUMS/   ESTIMATED
                                                          DISCOUNTS     FAIR
                                                          AMORTIZED     VALUE
                                                          ---------   ---------
Due in one year or less.................................   $10,276     $10,287
Due after one year......................................        --          --
                                                           -------     -------
                                                           $10,276     $10,287
                                                           =======     =======

5.  INCOME TAXES

    As described in Note 1, the Company uses the asset and liability method of computing deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

5.  INCOME TAXES (CONTINUED)

    The effective income tax rate on the loss before income taxes differs from the statutory U.S. federal income tax rate as follows (in thousands):

                                                     FISCAL YEARS ENDED MARCH 31,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Computed statutory tax............................  $(7,342)   $(7,221)   $(2,437)
State income taxes................................   (1,275)    (1,274)      (430)
Tax exempt interest...............................      (64)       (23)        --
Foreign Income Tax................................       --      1,400        400
Losses without income tax benefit.................    8,634      8,508      2,857
Other.............................................       47         10         10
                                                    -------    -------    -------
Provision for income taxes........................  $    --    $ 1,400    $   400
                                                    =======    =======    =======

    At March 31, 2000, the Company has deferred tax assets of approximately $46.6 million relating to the following tax loss carryforwards for income tax purposes (in thousands):

                                                                    EXPIRATION
                                                          AMOUNT      DATES
                                                         --------   ----------
Federal ($103,400) and state ($45,500) net operating
  losses...............................................  $148,900   2000-2019
Research and development credit--federal...............     2,734   2000-2014
Research and development credit--state.................     1,513   2000-2014
Alternative minimum tax credit.........................       300   Indefinite

    For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to the carryforwards. If realized, approximately $1.1 million of the tax benefit for those items will be applied directly to paid-in capital, related to deductible expenses reported as a reduction of the proceeds from issuing common stock in connection with the exercise of stock options.

    The foreign income tax provision of $0.4 million and $1.4 million included in the Company's fiscal 2000 and 1999 net losses, respectively, represents foreign taxes paid related to the Chugai transaction.

6.  LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Note payable--due 2004......................................   $3,682     $3,614
Note payable--due 2001......................................    2,400      1,200
                                                               ------     ------
                                                                6,082      4,814
Less--current portion.......................................    1,278      1,285
                                                               ------     ------
                                                               $4,804     $3,529
                                                               ======     ======

    The note payable due in 2004 bears interest at a variable rate based upon the weighted average Federal Reserve Eleventh District cost of funds as quoted in The Wall Street Journal plus 2.35 percent.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

6.  LONG-TERM DEBT (CONTINUED)
The interest rate on this note is adjusted semi-annually and was 8.0% at March 31, 1999 and 2000. The note is secured by the Company's manufacturing facility and certain of the equipment contained therein and is payable in monthly installments of principal and interest. As of March 31, 2000, maturities of this note in each of the next four fiscal years are: $85,000, $92,000, $100,000 and $3,337,000.

    The note payable due in April, 2001 bears interest at the prime rate (9.0% at March 31, 2000) and is payable in monthly installments of $100,000 plus accrued interest through March 2001. The loan contains covenants relating to cashflow coverage and minimum cash balances. The Company is in compliance with the loan covenants. In September 1998, the terms of the loan were renegotiated which lowered the interest rate from prime plus one percent to the prime rate and released a compensating balance requirement. The loan is secured primarily by equipment and fixtures in addition to all other tangible assets of the Company.

7.  COMMITMENTS AND CONTINGENCIES

LEASES--

    In 1997, the Company entered into an equipment leasing agreement with Mellon US Leasing ("Mellon") for a lease line of $1.6 million with a term of 48 months, accounted for as an operating lease. The outstanding balance on this line of credit at March 31, 2000 was $622,000. Future minimum rental commitments for the Company's noncancelable operating lease were as follows (in thousands):

FISCAL YEAR ENDED MARCH 31,                                    AMOUNT
---------------------------                                   --------
2001........................................................    $379
2002........................................................     234
2003........................................................       9
2004........................................................      --
2005........................................................      --
                                                                ----
Total minimum lease payments................................    $622
                                                                ====

    In fiscal 1998, the Company entered into a lease for its corporate headquarters. The Company was obligated to pay real estate taxes, insurance and utilities on its portion of the leased property. As part of the cost reduction measures implemented in fiscal year 1999, the Company consolidated facilities and no longer occupies the building that had become its corporate headquarters in fiscal year 1998. As a result of this move, the Company recognized approximately $370,000 of the remaining rent expense through February 2000, the end of the lease term, as exit costs in fiscal year 1999. Rental expense for the years ended March 31, 1998 and 1999 was $245,000 and $297,000, respectively.

LICENSE AGREEMENTS--

    MALLINCKRODT, INC. MBI's distribution agreement with Mallinckrodt forms the basis of its product development and marketing program for OPTISON. On May 8, 2000, the Company entered into an agreement with Mallinckrodt known as the "OPTISON Product Rights Agreement" ("OPRA"). This agreement supersedes all previous agreements and requires Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development and manufacturing. MBI will receive an ongoing royalty of 5% on sales of ultrasound

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) contrast agents by Mallinckrodt and its partner, Nycomed. The Mallinckrodt territory is worldwide, excluding Japan, South Korea and Taiwan. In addition, the Company will pay a total of $7.0 million to Mallinckrodt as part of an intellectual property settlement (see Note 12.)

    This restructuring of MBI's relationship with Mallinckrodt relating to OPTISON manufacturing and marketing coincided with the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies. MBI will pay Mallinckrodt a total of seven million dollars as part of this intellectual property settlement. Three million dollars of this settlement was paid in May 2000. An additional three million dollars will be satisfied through the transfer of property owned by MBI to Mallinckrodt as soon as practicable. MBI is required to make the final one million-dollar payment to Mallinckrodt upon receipt of a milestone payment form Chugai Pharmaceutical Co., Ltd.

    OPRA also obligates Mallinckrodt to assume financial responsibility for a license agreement with Steven B. Feinstein, M.D. covering the exclusive right to develop, use and sell any products derived from patents and applications involving sonicated gas-filled albumin microspheres used for imaging and any future related patents and applications. Beginning in 1999, the agreement requires payment of minimum royalties of $600,000 each year. Minimum royalty payments are decreased as certain levels of OPTISON sales are reached.

    CHUGAI PHARMACEUTICAL CO., LTD. In an agreement dated March 31, 1998, the Company entered into a cooperative development and marketing agreement with Chugai Pharmaceutical Co., Ltd. ("Chugai") of Japan. The parties entered into this strategic alliance which covers Japan, Taiwan and South Korea, to develop OPTISON (which Chugai may market under a different name) as well as related products. The Company granted Chugai an exclusive license to develop, manufacture, and market these products in the subject territory, for which the Company received $14.0 million. Chugai will pay the Company a 28% royalty on net sales of licensed products that Chugai manufactures. Additionally, Chugai purchased 691,883 shares of the Company's common stock at a premium of 40% over the then-prevailing market price. The equity investment was valued at $8.3 million. The Company is also eligible to receive milestone payments of up to $20.0 million based on Chugai's achievement of certain Japanese product development and regulatory goals. As of March 31, 2000, the Company had received $4.0 million in milestone payments from Chugai.

    FEINSTEIN LICENSE. In November 1986, the Company entered into a license agreement under which it acquired the exclusive right to develop, use and sell any products derived from patents and applications which Steven B. Feinstein, M.D. owned covering sonicated gas-filled albumin microspheres used for imaging and any future related patents and applications. In June 1989, the parties restructured this agreement. The Company paid the licensor $4.5 million as an additional license fee and $2.0 million as a prepayment of royalties on the first $66.7 million of sales of the licensed products in the United States, and the parties agreed to reduce the royalty rate on sales of licensed products from 6% to 3% on worldwide net sales by the Company (and United States sales by a sublicensee) and from 2 1/2% to 1 1/4% on net sales by sublicensees outside of the United States. The restructured agreement requires the Company to pay minimum royalties each year, increasing from $100,000 in 1994 to $600,000 in 1999 and subsequent years. Minimum royalty payments are decreased as certain levels of OPTISON sales are reached. OPRA obligates Mallinckrodt to assume financial responsibility for this license agreement

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

7.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    ABBOTT LICENSE. On December 16, 1993, MBI entered into an exclusive license agreement with Abbott Laboratories under which Abbott acquired the exclusive worldwide right to make, have made, use and sell products based on nucleic acid probe technology for in vitro diagnosis of infectious diseases and cancer. Abbott is obligated to pay MBI quarterly royalties on product sales made by Abbott or its sublicensee.

PATENT MATTERS--

    The Company's products are covered by a number of issued United States and foreign patents, and MBI has filed a number of patent applications in the United States and other countries. Under OPRA (see "Description of Business"), while ownership of the patents and trademarks remains with MBI, all patents and trademarks rights covering OPTISON worldwide, excluding the territory granted to Chugai, were transferred to Mallinckrodt. Mallinckrodt will assume responsibility for the protection of proprietary technologies deemed to be material to its business prospects.

    The Company was accused in various lawsuits of infringing certain patents belonging to its competitors in its manufacture and sale of OPTISON in the United States. Additionally, Nycomed accused the Company of infringing certain European Patents. Effective May 5, 2000, the Company reached a settlement in these patent disputes between the Company, Nycomed, Mallinckrodt and Sonus. Pursuant to OPRA, Mallinckrodt has assumed responsibility for any future intellectual property disputes relating to MBI's ultrasound contrast patents.

    The Company also owns certain other patents that are unrelated to OPTISON. In May 2000, the Company licensed to Genta Inc. a patent portfolio relating to "antisense" molecular therapeutic technology for $2.8 million. Of this amount, $400,000 is payable in cash and $2.4 million will be paid in unrestricted shares of Genta stock upon completion of an S-3 registration statement. All costs related to this patent had been expensed in prior years. In 1992, MBI entered into a nonexclusive license with Isis Pharmaceuticals, Inc. for this technology in return for a license fee and royalties.

8.  STOCKHOLDERS' EQUITY

    Mallinckrodt has certain registration rights with respect to the Common Stock issued and issuable to them.

    In April 1998, the Company entered into a Common Stock Purchase Agreement with Chugai. Under this agreement, the Company sold to Chugai 691,883 shares of common stock for $12.00 per share which represented a 40% premium over the then-prevailing market price for a total equity investment of $8.3 million. These shares are subject to certain covenants and restrictions, including "standstill" rights of the Company, a market stand-off provision and restrictions on transferability.

COMMON SHARES RESERVED--

    Common shares were reserved for the following purposes (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Options granted.............................................   3,855      3,884
Future grants of options....................................   1,699      1,663
                                                               -----      -----
                                                               5,554      5,547
                                                               =====      =====

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK OPTIONS--

    1998 PLAN

    In fiscal 1999, the Board of Directors and the shareholders of the Company approved the 1998 Stock Option Plan as the successor to the Company's 1993 and 1997 Plans. All outstanding options under the 1993 and 1997 Plans were incorporated into the 1998 Plan plus an additional 2.0 million shares. The 1998 Plan provides for the grant of both qualified incentive stock options and nonstatutory stock options to purchase Common Stock to employees, non-employee directors, independent consultants and advisors of the Company under four separate equity incentive programs. The exercise price per share may be either 85% of the fair value on the date of grant or fair market value of the stock on date of grant depending on the program. Options granted under this plan are exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability is accelerated by the Company's Board of Directors), or later than ten years from the date of grant. Additionally, the 1998 Plan permits certain senior executives, as defined, to reduce their compensation and receive options with an intrinsic value equal to that reduction in compensation. In 1999, the Company's chief executive officer elected to reduce his compensation by $20,000 and receive options to purchase 10,613 shares at $0.93 per share on January 4, 1999 when the fair market value was $2.81 per share. The compensation expense related to the grant of these options is included in operations for fiscal 1999. On April 1, 1999, the Company's chief executive officer elected to receive an additional grant of 11,662 shares at $0.89 per share on April 1, 1999 when the fair market value was $2.69 per share. The compensation expense related to this grant was included in operations for fiscal 2000.

    1997 OUTSIDE DIRECTORS' PLAN

    In fiscal 1998, the Board of Directors and the shareholders of the Company approved the 1997 Directors' Option Plan and authorized the issuance of options for 300,000 shares pursuant to the plan. The Plan provides for the grant of both qualified incentive stock options and nonstatutory stock options to purchase common stock to non-employee directors of the Company at no less than the fair value of the stock on the date of grant. Options granted under this plan are exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability is accelerated by the Company's Board of Directors), or later than ten years from the date of grant.

    1993 PLANS

    In 1993 the Board of Directors and the shareholders of the Company approved the 1993 Stock Option Plan and the 1993 Outside Directors Stock Option Plan (together, the 1993 Plans). The 1993 Plans were intended to replace the Company's 1984 Incentive Stock Option Plan and the 1984 Nonstatutory Stock Option Plan (together, the 1984 Plan), under which all of the options authorized to be granted have been granted. The 1993 Plans provide for the grant of both qualified incentive stock options and nonstatutory stock options to purchase Common Stock to employees (1993 Stock Option Plan) or non-employee directors of the Company (1993 Outside Directors Stock Option Plan) at no less than the fair value of the stock on the date of grant. Options granted under these plans are exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability is accelerated by the Company's Board of Directors), or later than ten years from the date of grant.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    During fiscal 1997, the shareholders approved the Company's Board of Directors recommendation to amend the Company's 1993 Stock Option Plan to increase the maximum number of shares from 2,500,000 shares to 3,250,000 shares.

    1984 PLAN

    The Company had an Incentive Stock Option Plan and Nonstatutory Stock Option Plan (together, the 1984 Plan) which provided for the grant of options to purchase Common Stock to employees or non-employee directors of the Company at no less than the fair value of the stock on the date of grant. Options granted under the 1984 Plan were exercisable per the terms specified in each individual option, but not before one year (unless the option exercisability was accelerated by the Company's Board of Directors) or later than five years from the date of grant. The 1984 Plan expired in July 1994 and there are no shares reserved for future grants.

    OTHER OPTION GRANTS

    The Company has granted to employees, consultants and scientific advisors options to purchase shares of common stock. These options are exercisable per the terms specified in each individual option and lapse pursuant to the terms in the applicable plan. The options were granted at amounts per share which were not less than the fair market value at the date of grant.

    Additional information with respect to the Company's option plans is as follows:

                                                  EMPLOYEE OPTION PLANS     DIRECTORS' OPTION PLAN
                                                 ------------------------   -----------------------
                                                             OPTION PRICE              OPTION PRICE
                                                  SHARES      PER SHARE      SHARES     PER SHARE
                                                 ---------   ------------   --------   ------------
Options Outstanding at March 31, 1997..........  2,610,070   6.00 - 22.25    75,000    6.88 - 17.00
Granted........................................    724,100   6.63 - 10.38    78,000    9.13 -  9.25
Exercised......................................   (100,340)  6.00 -  8.63        --
Expired or lapsed..............................   (248,250)  6.25 - 22.25        --
                                                 ---------   ------------   -------    ------------
Options Outstanding at March 31, 1998..........  2,985,580   6.00 - 22.25   153,000    6.88 - 17.00
                                                 ---------   ------------   -------    ------------
Granted........................................  1,194,288   0.93 -  9.69        --
Exercised......................................    (42,625)  6.00 - 10.13        --
Expired or lapsed..............................   (434,912)  3.31 - 22.00        --
                                                 ---------   ------------   -------    ------------
Options Outstanding at March 31, 1999..........  3,702,331   0.93 - 22.25   153,000    6.88 - 17.00
                                                 ---------   ------------   -------    ------------
Granted........................................    259,562   0.88 -  2.38        --
Exercised......................................         --                       --
Expired or lapsed..............................   (230,473)  1.75 - 22.25        --
                                                 ---------   ------------   -------    ------------
Options Outstanding at March 31, 2000..........  3,731,420   0.88 - 20.38   153,000    6.88 - 17.00
                                                 =========   ------------   =======    ------------
Options exercisable at March 31, 2000..........  3,185,218                  153,000
                                                 =========                  =======
Reserved for future grants at March 31, 2000...  1,638,165                   25,000
                                                 =========                  =======

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about fixed stock options outstanding at March 31, 2000:

                              OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                   ------------------------------------------   -----------------------
                                   WEIGHTED-AVG     WEIGHTED-                 WEIGHTED-
                     NUMBER         REMAINING        AVERAGE      NUMBER       AVERAGE
    RANGE OF       OUTSTANDING   CONTRACTUAL LIFE   EXERCISE    EXERCISABLE   EXERCISE
EXERCISE PRICES    AT 3/31/00      LIFE (YEARS)       PRICE     AT 3/31/00      PRICE
---------------    -----------   ----------------   ---------   -----------   ---------
        0.8750 -
 7.00  .........    1,520,157          7.64         $ 4.4004     1,128,703    $ 5.0372
         7.125 -
 9.6875.........    1,527,775          7.06         $ 8.2329     1,401,693    $ 8.2879
         9.875 -
20.375 .........      836,488          5.26         $14.3083       807,822    $14.4228
                    ---------          ----         --------     ---------    --------
        0.8750 -
20.375 .........    3,884,420          6.90         $ 8.0430     3,338,218    $ 8.6751
                    =========          ====         ========     =========    ========

    As permitted, the Company has adopted the disclosure only provisions of SFAS
123. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net loss and net loss per common share for March 31, 1998, 1999 and 2000 would approximate the pro forma amounts below (in thousands, except per share amounts).

                                                  FISCAL YEARS ENDED, MARCH 31,
                                                  ------------------------------
                                                    1998       1999       2000
                                                  --------   --------   --------
Net income (loss)--as reported..................  $(21,260)  $(21,240)  $(7,568)
Net income (loss)--pro forma....................  $(23,877)  $(26,429)  $(9,055)
Earning per share (loss)--as reported...........  $  (1.19)  $  (1.14)  $ (0.40)
Earning per share (loss)--pro forma.............  $  (1.34)  $  (1.42)  $ (0.48)

    Because the SFAS 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant was estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal year 2000: risk free rate of 6.0%, expected option life of 4 years, expected volatility of 80% and a dividend rate of zero. The weighted average fair value of options granted from the Employee stock option plans during fiscal 1998, 1999 and 2000 was $7.85, $5.43 and $2.11, respectively. The weighted average fair value of options granted from the Outside Director stock option plan during fiscal 1998, 1999 and 2000 was $6.88, $9.19 and $1.93, respectively.

9.  SIGNIFICANT RESEARCH CONTRACTS

    Pursuant to OPRA, the Company has no future responsibility for the development of OPTISON and currently has no plans to engage in any research or development activities. OPRA supersedes all previous agreements with Mallinckrodt and requires Mallinckrodt to assume full control of the OPTISON business.

    In December 1987, December 1988 and March 1989, the Company entered into respective agreements (the Original Agreements) with Nycomed A.S. (Nycomed), a Norwegian corporation, Mallinckrodt, Inc. (Mallinckrodt), of St. Louis, Missouri and Shionogi & Co., Ltd. (Shionogi), a Japanese corporation, under which the Company granted exclusive licenses, restricted to certain

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

9. SIGNIFICANT RESEARCH CONTRACTS (CONTINUED) geographic areas, to test, evaluate, develop and sell products covered by specified patents of the Company relating directly to the design, manufacture or use of microspheres for ultrasound imaging in vascular applications. The Company also granted rights to sublicense, use, make and sell the licensed products under specified royalty arrangements. Under the terms of the Original Agreements, as amended, the Company earned and received license fees of $6.5 million.

    In September 1995, the Company entered into an Amended and Restated Distribution Agreement ("ARDA"), as well as a related investment agreement, with Mallinckrodt. Under ARDA, the geographical scope of Mallinckrodt's exclusive right was expanded to include all of the countries of the world other than those covered by the Company's license agreements with Shionogi and Nycomed. The agreement provided the Company with between $33.0 million and $42.5 million in financing (including the $13.0 million common stock investment discussed below). Under the terms of the agreement, Mallinckrodt made guaranteed payments to the Company totaling $20.0 million over four years to support clinical trials, related regulatory submissions and associated OPTISON product development. These payments were made in 16 quarterly installments of $1.0 million for the first four quarters, $1.25 million for the following eight quarters and $1.5 million for the final four quarters. As of March 31, 2000, all quarterly payments had been received by the Company.

    ARDA required the Company to spend at least $10.0 million of the $20.0 million it received over four years on clinical trials to support regulatory filings with the FDA for cardiac indications of the licensed products. The Company's expenditure of this $10.0 million was made in accordance with the directions of a joint steering committee which the Company and Mallinckrodt established in order to expedite the development and regulatory approval of OPTISON by enabling the parties to share their expertise relating to clinical trials and the regulatory approval process. The Company and Mallinckrodt each appointed three of the six members of the joint steering committee.

    In connection with ARDA, the Company also entered into an investment agreement whereby the Company sold 1,118,761 unregistered shares of its common stock to Mallinckrodt for $13.0 million, or a price of $11.62 per share before related costs. Combined with the 181,818 shares of the Company's common stock that Mallinckrodt acquired in December 1988, Mallinckrodt currently owns approximately 6.9% of the Company's issued and outstanding shares.

    In December 1996, the Company and Mallinckrodt amended ARDA to expand the geographical scope of Mallinckrodt's exclusive marketing and distribution rights for OPTISON and related products. The amendment extended Mallinckrodt's exclusive territory to include the territory that the Company had formerly licensed to Nycomed consisting of Europe, Africa, India and parts of Asia.

    In April 1999, the Company and Mallinckrodt agreed to transfer the manufacture of OPTISON from MBI to Mallinckrodt. The parties' agreement was incorporated into the Second Amended and Restated License and Distribution Agreement ("ARDA II"). Under the terms of ARDA II, which were retroactive to March 1, 1999, Mallinckrodt reimbursed MBI for all manufacturing expenses, including incremental costs related to the technology transfer. In addition to the transfer of manufacturing, ARDA II extended Mallinckrodt's responsibility for funding clinical trials to include all cardiology and radiology clinical trials for OPTISON in the United States. In exchange for the transfer of manufacturing and increased financial support of clinical trials for OPTISON, MBI received a royalty on end-user product sales of OPTISON.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

9.  SIGNIFICANT RESEARCH CONTRACTS (CONTINUED)
    On May 8, 2000, the Company entered into the OPRA agreement with Mallinckrodt. This agreement supersedes all previous agreements and requires Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development and manufacturing (see Note 12.)

    In September 1996, the Company entered into an agreement with Shionogi pursuant to which the Company reacquired all rights to manufacture, market and sell its ALBUNEX family of products in the territory consisting of Japan, Taiwan and South Korea, formerly exclusively licensed to Shionogi. This agreement settled an outstanding dispute between the two companies concerning the license and distribution agreement for ALBUNEX and resulted in the dismissal of all claims raised by the companies against each other. Under the agreement, the Company paid $3.0 million to Shionogi and agreed to pay an additional $5.5 million over the next three years. As of March 31, 2000, all payments to Shionogi had been made.

    In April 1998, the Company and Chugai entered into a strategic alliance to develop and commercialize OPTISON (which may be marketed under a different name) in Japan, Taiwan and South Korea in exchange for granting to Chugai a royalty-based license to market these products in the named countries. In addition, Chugai made an equity investment in the Company's common stock. The Company is eligible to receive milestone payments of up to $20 million based on the achievement of certain product development goals and will receive royalties from Chugai from the sale of commercialized products in the territory. As of March 31, 2000, the Company had received $4.0 million in milestone payments from Chugai.

10.  GAIN ON DISPOSAL OF ASSETS HELD FOR SALE

    The accompanying 1999 statement of operations reflects a gain on the disposal of assets held for sale. This gain resulted from the resale of territorial rights which had been reacquired from licensees in prior periods as follows:

    In the Company's fiscal 1989, Shionogi & Co. Ltd. (Shionogi) acquired from MBI the rights to develop, market, manufacture and sell certain of the Company's contrast agent products in specified territories (Japan, Korea, Taiwan). In fiscal 1997, as a result of a change of strategic focus at Shionogi, Shionogi sold these territorial rights back to the Company for $8.5 million. MBI accounted for this transaction as the purchase of an asset held for sale in the amount of $8.5 million. Effective April 1, 1998, the Company entered into an agreement to resell the above rights to Chugai. The key terms of that agreement are as follows:

    The Company granted Chugai an exclusive license under the Company's patents and technology related to FS069 (OPTISON) and another product ORALEX, to sell, distribute, develop, have developed, make and have made licensed products in Japan, Korea and Taiwan. Chugai also granted the Company a license to any improvements made by Chugai to the products. Under the agreement, any further development as well as the attainment of any regulatory approvals within the subject territory are the sole responsibility of Chugai.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

10.  GAIN ON DISPOSAL OF ASSETS HELD FOR SALE (CONTINUED)
    At the time of this agreement, OPTISON was an FDA approved product and was being sold in the U.S., and further development of ORALEX was terminated by the Company in 1999.

     I. Chugai paid the Company a non-refundable license fee of $14.0 million payable in a series of payments with the full amount paid within 300 days of the effective date of the agreement.

    II. Chugai shall also pay the Company non-refundable milestone payments of $20 million if and when various clinical and regulatory milestones are achieved by Chugai.

       These above payments are contingent upon Chugai attaining the above milestones. The Company has no obligation to and does not participate in the development activities or clinical trials of Chugai.

    III. Chugai shall also pay to the Company earned royalties on Chugai's sales of the products and minimum royalties for certain years of sales after the launch of the products. The previous agreement with Shionogi also provided for a royalty on sales of the product at a rate which closely approximated the Chugai royalty rate.

    IV. Chugai also made an equity investment in the form of a common stock purchase of 691,883 MBI shares at a premium of $2.4 million.

     V. Term of the agreement is 15 years from the effective date of April 1, 1998.

    VI. MBI has an ongoing indemnification obligation to Chugai to protect its Japanese patents, if and when challenged.

       Accordingly, MBI has recorded this asset sale to Chugai as a gain on disposal of assets held for sale in its fiscal 1999 statement of operations, as follows:

                                                              AMOUNT IN
                                                              MILLIONS
                                                              ---------
Up-front non-refundable payment received by MBI.............    $14.0
  Premium on sale of equity.................................      2.4
  Less asset held for sale..................................     (8.5)
  Less transaction fee......................................     (0.9)
                                                                -----
  Net gain on disposal......................................    $ 7.0
                                                                =====

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

11.  SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The following is a summary of the unaudited quarterly results of operations for the years ended March 31, 2000 and 1999 (in thousands, except per share amounts):

QUARTER ENDED:                                             JUN 30     SEP 30     DEC 31     MAR 31
--------------                                            --------   --------   --------   --------
Fiscal 2000
  Revenues..............................................  $ 1,660    $ 1,857    $ 2,493    $ 2,515
  Research and Development Costs........................    1,412      1,036        839        974
  Total Operating Costs and Expenses....................    3,160      2,857      3,627      6,329
  Net Loss..............................................   (1,402)      (930)    (1,290)    (3,946)
  Loss Per Common Share.................................    (0.07)     (0.05)     (0.07)     (0.21)
  Weighted Average Common Shares Outstanding............   18,730     18,727     18,724     18,724

QUARTER ENDED:                                             JUN 30     SEP 30     DEC 31     MAR 31
--------------                                            --------   --------   --------   --------
Fiscal 1999
  Revenues..............................................  $ 2,617    $ 2,666    $ 2,185    $ 2,113
  Research and Development Costs........................    2,227      2,409      2,358      2,089
  Total Operating Costs and Expenses....................    7,735      9,950     14,238      5,311
  Net Income/(Loss).....................................      740     (7,068)   (11,870)    (3,042)
  Income/ (Loss) Per Common Share.......................     0.04      (0.38)     (0.64)     (0.16)
  Weighted Average Common Shares Outstanding............   18,843     18,581     18,581     18,581

12.  SUBSEQUENT EVENTS

    On May 5, 2000, the Company reached a settlement in various ongoing patent disputes between the Company, Nycomed, Mallinckrodt and Sonus. In addition, Mallinckrodt assumed responsibility for any future intellectual property disputes relating to MBI's ultrasound contrast patents.

    On May 8, 2000, the Company and Mallinckrodt agreed to restructure their agreement known as ARDA II to allow Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development, manufacturing and real estate. The agreement was incorporated into a document called "OPTISON Product Rights Agreement" ("OPRA"). Under OPRA, the Company will receive an ongoing royalty of 5% on sales of ultrasound agents in the Mallinckrodt territory, which is worldwide, excluding Japan, South Korea and Taiwan. In addition, MBI will pay Mallinckrodt a total of seven million dollars as part of the intellectual property settlement. Three million dollars of the settlement was paid in May 2000. An additional three million dollars will be satisfied through the transfer of property owned by MBI to Mallinckrodt as soon as practicable. MBI is required to make the final one million-dollar payment to Mallinckrodt upon receipt of a milestone payment form Chugai.

    The implementation of the OPRA agreement will involve transferring all property, plant, equipment and inventory used in the manufacture of OPTISON to Mallinckrodt. Effective May 8, 2000, twenty employees involved in the manufacturing process were transferred to Mallinckrodt leaving MBI with three employees.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES
                      INTERIM CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              MARCH 31,   SEPTEMBER 30,
                                                                2000          2000
                                                              ---------   -------------
                                                                           (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $   1,756     $   2,930
  Marketable securities, available-for-sale (Note 3)........     10,287         6,904
  Accounts and notes receivable.............................      1,820           664
  Inventories...............................................        203            --
  Prepaid expenses and other assets.........................        204            15
                                                              ---------     ---------
    Total current assets....................................  $  14,270     $  10,513
                                                              ---------     ---------
Property and equipment, at cost: (Note 2)
  Building and improvements.................................     11,226            --
  Equipment, furniture and fixtures.........................      2,930            --
                                                              ---------     ---------
                                                                 14,156            --

  Less: Accumulated depreciation and amortization...........      7,572            --
                                                              ---------     ---------
    Total property and equipment............................      6,584            --
                                                              ---------     ---------
Other assets, net (Note 4)..................................      1,790         1,634
                                                              ---------     ---------
                                                              $  22,644     $  12,147
                                                              =========     =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   1,285     $     600
  Accounts payable and accrued liabilities (Note 2)               7,218         2,613
  Compensation accruals.....................................      1,943           769
                                                              ---------     ---------
    Total current liabilities...............................     10,446         3,982
                                                              ---------     ---------
Long-term debt, net of current portion......................      3,529            --
                                                              ---------     ---------
Commitments and contingencies (Note 2)

Stockholders' equity:
  Common stock, $.01 par value, 40,000,000 shares
    authorized, 18,858,789 and 18,766,413 shares issued and
    outstanding, respectively (Note 5)......................        186           186
  Additional paid-in capital................................    134,388       134,667
  Accumulated deficit.......................................   (125,537)     (126,321)
  Other comprehensive income................................         11            12
  Less 42,298 shares of treasury stock, at cost.............       (379)         (379)
                                                              ---------     ---------
    Total stockholders' equity..............................      8,669         8,165
                                                              ---------     ---------
                                                              $  22,644     $  12,147
                                                              =========     =========

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES
                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1999       2000       1999       2000
                                                          --------   --------   --------   --------
Revenues:
  Revenues under collaborative agreements...............  $ 1,500    $    --    $ 3,000    $    --
  Product and royalty revenues..........................      357        323        517        630
  License fees..........................................       --         15         --         41
                                                          -------    -------    -------    -------
                                                            1,857        338      3,517        671
                                                          -------    -------    -------    -------
Operating expenses:
  Research and development costs........................    1,036         --      2,448        368
  Costs of products sold................................      116         --       (529)     --
  Selling, general and administrative expenses..........    1,705        931      4,098      1,787
  Other nonrecurring charges............................       --         --         --      2,220
                                                          -------    -------    -------    -------
                                                            2,857        931      6,017      4,375
                                                          -------    -------    -------    -------
  Loss from operations..................................   (1,000)      (593)    (2,500)    (3,704)
                                                          -------    -------    -------    -------

Interest expense........................................     (114)       (26)      (234)      (124)
Interest income.........................................      184        117        402        244
Other income (Note 3)...................................       --         --         --      2,800
                                                          -------    -------    -------    -------
  Other income, net.....................................       70         91        168      2,920
                                                          -------    -------    -------    -------
Net loss................................................  $  (930)   $  (502)   $(2,332)   $  (784)
                                                          =======    =======    =======    =======
Loss per common share--basic and diluted (Note 6).......  $ (0.05)   $ (0.03)   $ (0.12)   $ (0.04)
                                                          =======    =======    =======    =======
Weighted average common shares outstanding..............   18,727     18,766     18,729     18,797
                                                          =======    =======    =======    =======

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES
                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(2,332)   $  (784)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      641        193
    Non-cash gain on license of intellectual property.......       --     (2,400)
    Other nonrecurring charges..............................       --      2,220
    Loss on disposals of property and equipment.............      124         --
    Loss on sale of marketable securities...................       --        186
  Changes in operating assets and liabilities:
    Accounts and notes receivable...........................     (901)     1,156
    Inventories.............................................      178        203
    Prepaid expenses and other assets.......................      282        189
    Other assets............................................      117        156
    Accounts payable and accrued liabilities................     (106)      (817)
    Compensation accruals...................................     (781)    (1,174)
    Legal settlement payment to Mallinckrodt................       --     (3,000)
                                                              -------    -------
      Cash used in operating activities.....................   (2,778)    (3,872)
                                                              -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (57)        --
  Proceeds from sales of property and equipment.............       12        134
  Purchase of license rights from Shionogi..................   (1,500)        --
  Purchase of marketable securities.........................       --     (1,800)
  Proceeds from sales of marketable securities..............    6,306      7,397
                                                              -------    -------
      Cash provided by investing activities.................    4,761      5,731
                                                              -------    -------
Cash flows from financing activities:
  Purchase of treasury stock................................      (16)        --
  Principal payments on long-term debt......................     (639)      (685)
                                                              -------    -------
      Cash used in financing activities.....................     (655)      (685)
                                                              -------    -------
Increase in cash and cash equivalents.......................    1,328      1,174
Cash and cash equivalents, beginning of period..............    1,056      1,756
                                                              -------    -------
Cash and cash equivalents, end of period....................  $ 2,384    $ 2,930
                                                              =======    =======
Supplemental cash flow disclosures:
  Interest paid.............................................  $   234    $   124
                                                              =======    =======
Non-cash transactions:
  Issurance of stock to employees...........................  $    --    $   279
                                                              =======    =======
  Receipt of stock for licensing agreement..................  $    --    $ 2,400
                                                              =======    =======
  Transfer of property and legal settlement payment to
    Mallinckrodt............................................  $    --    $ 3,000
                                                              =======    =======

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    These interim consolidated financial statements of Molecular Biosystems, Inc. and Subsidiaries (the "Company") should be read in conjunction with the consolidated financial statements of the Company and related notes filed with the Company's Annual Report on Form 10-K for the year ended March 31, 2000.

    These interim consolidated financial statements of the Company have not been audited by independent public accountants. However, in the opinion of the Company, all adjustments, consisting of normal recurring accruals required for a fair presentation of the financial position of the Company as of September 30, 2000, and the results of its operations for the three and six months ended September 30, 1999 and 2000, and its cash flows for the six months ended September 30, 1999 and 2000, have been made. The results of operations for these interim periods are not necessarily indicative of operating results for the full year.

    Certain reclassifications have been made to conform prior period data to the current presentation. These reclassifications had no effect on reported losses.

(2) COMMITMENTS AND CONTINGENCIES

    In May 2000, the Company and Mallinckrodt, Inc. ("Mallinckrodt") agreed to restructure their relationship to allow Mallinckrodt to assume full control of the OPTISON business, including responsibility for all related intellectual property disputes, clinical development, manufacturing and real estate. The restructuring of the Company's relationship with Mallinckrodt is a result of the settlement of patent litigation with certain competitors claiming patent rights in various ultrasound contrast agent technologies. Under the terms of the restructured agreement, the Company paid Mallinckrodt $3 million in cash and transferred certain real and other property to Mallinckrodt, which is expected to be sold for a net gain of approximately $3 million. The transfer of property has been reflected in the accompanying consolidated balance sheet as a reduction of "property and equipment" and as a reduction of "long-term debt." The sale of the property by Mallinckrodt must result in the receipt of $3 million to Mallinckrodt otherwise the Company is required to fund the difference. The Company is required to make an additional $1 million payment to Mallinckrodt upon the Company's receipt of a milestone payment from Chugai Pharmaceutical Co., Ltd.

    In August 2000, the Company completed the transfer of certain real and other property to Mallinckrodt as required under the terms of the restructuring agreement with Mallinckrodt. In August 2000, the Company and Mallinckrodt also amended their restructuring agreement to clarify that Mallinckrodt would continue to pay a 3% royalty to the Company on sales of OPTISON in the United States until sales reach a cumulative aggregate of $66,667,000. The amendment also clarifies that Mallinckrodt will reimburse the Company for a $450,000 credit available to the Company from Schering AG if Mallinckrodt utilizes this credit in the event that Mallinkrodt enters into a license agreement with Schering AG.

(3) OTHER INCOME

    Other income for the six months ended September 30, 2000 includes $2.8 million for the licensing of a portfolio of patents and technology to Genta, Inc. relating to antisense technology for therapeutic and diagnostic applications. This license agreement includes grants of exclusive and non-exclusive rights to Genta on a royalty-free basis in return for $400,000 in cash and 376,471 shares of Genta common stock. The Company sold 372,787 shares of Genta common stock in August 2000, realizing net

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

(3) OTHER INCOME (CONTINUED)
proceeds of $2,189,949. The remaining 3,684 Genta common shares are reflected as marketable securities in the accompanying consolidated balance sheet.

(4) OTHER ASSETS

    A portion of the balance included in "other assets" represents the Company's interest in the residence (the "Property") of the President and CEO (the "Employee"), equal to $300,000. In the event of termination of the Employee, the Company's $300,000 interest in the Property will be converted to a non-interest bearing note receivable, the balance of which is to be paid over a period of two years from termination according to the employment agreement amended on September 22, 2000.

(5) COMMON STOCK OUTSTANDING

    Common stock issued to the Company's employees during the fourth quarter of fiscal year 2000, in lieu of a cash bonus, was canceled and then reissued during fiscal year 2001 for a lower number of shares in order to reflect the bonus as net of tax liabilities. As a result, the amount of the Company's outstanding common stock decreased from 18,858,789 at March 31, 2000 to 18,766,413 at September 30, 2000, a decrease of 92,376 shares.

(6) EARNINGS PER SHARE

    Basic earnings per share were computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if net income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options for the period. Potential common shares were calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options and warrants. For the three and six months ended September 30, 1999 and 2000, the diluted loss per share calculation excludes effects of outstanding stock options as such inclusion would be anti-dilutive.

(7) RECENT ACCOUNTING PRONOUNCEMENTS

    In April 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretations No. ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation: an interpretation of FASB Opinion No. 25." FIN 44 affects awards and modifications made after December 15, 1998. Management believes that their accounting policies comply with the applicable provisions of FIN 44.

(8) SUBSEQUENT EVENTS

    On October 11, 2000, the Company, Alliance Pharmaceutical Corp. ("Alliance") and Alliance Merger Subsidiary, Inc. ("Merger Sub"), a wholly-owned subsidiary of Alliance, entered into an agreement and plan of merger pursuant to which Merger Sub will be merged into the Company and the Company will become a wholly-owned subsidiary of Alliance. Under the merger agreement, stockholders of the Company will receive 770,000 shares of Alliance common stock in exchange for their shares of the Company's common stock (subject to a downward adjustment in certain circumstances). Closing of the merger is subject to the approval of the merger by the Company's stockholders and to the satisfaction of other conditions precedent described in the merger agreement.

                  MOLECULAR BIOSYSTEMS, INC. AND SUBSIDIARIES

(8) SUBSEQUENT EVENTS (CONTINUED)
As a result of the proposed merger with Alliance, the Company's bank facilities require payment of all outstanding balance as well as the Company has agreed to certain other restrictions during the period prior to closing. The Company estimates the outstanding balance at the time of the expected merger to be approximately $300,000, which is classified as current portion of long-term debt.

    On October 16, 2000 the Company entered into an agreement to provide consulting services to Alliance in contemplation of the proposed merger. Under the agreement, which has a 120-day term, Alliance will pay the Company a fee of approximately $8,450 per week for the services of 2 employees of the Company.

    On October 17, 2000, Isis Pharmaceuticals, Inc. ("Isis") filed suit against the Company in the Superior Court of the State of California seeking to reform the license agreement entered into between the Company and Isis in September 1992 to reduce the royalty payable to the Company to the rate payable to the Company in a license agreement entered into in May 2000 between the Company and Genta, Inc. The Company disputes Isis's claim that the Company is obligated to conform the Isis license to the Genta license.

    On October 24, 2000, the Company received an unsolicited merger offer from CEL-SCI Corporation. The Company's Board of Directors voted unanimously to reject this offer.

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